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                                                                    Exhibit 99.2

     Dynatech Corporation Completes Acquisition of Applied Digital Access

Burlington, Mass.--Nov. 8, 1999--Dynatech Corporation (OTC-BB:DYNA) and TTC, a unit of Dynatech, announced today the completion of its previously announced merger with Applied Digital Access, Inc. (NASDAQ:ADAX). Dynatech had acquired approximately 91% of ADA's outstanding common stock in a cash tender offer which expired on November 1, 1999. The merger was completed according to the short-form merger provisions of the Delaware General Corporation Law.

In the merger, each share of ADA not held by Dynatech or its affiliates (other than shares as to which appraisal rights are perfected) was converted into the right to receive $5.37 in cash, the same per-share price paid in the tender offer. As a result of the merger, ADA has become an indirect wholly-owned subsidiary of Dynatech, and ADA's products will be integrated under the TTC brand.

Dynatech Corporation (OTC-BB:DYNA) is a global communications equipment company focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications. Headquartered in Burlington, Massachusetts, Dynatech sells its products worldwide through subsidiaries located throughout the Americas, Europe and Asia.

NOTE: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in the company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.